Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-228687 and 333-240334 on Form S-8 and Registration Statement No. 333-250098 on Form S-3 of our reports dated February 25, 2021, relating to the consolidated and combined financial statements of Resideo Technologies, Inc. and subsidiaries and the effectiveness of Resideo Technologies, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 25, 2021